Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-110891 and 333-114604 on Form S-3 and No. 333-125685 on Form S-8) of I-trax, Inc. of our report dated December 7, 2007, with respect to the balance sheet of Pro Fitness Health Solutions, LLC as of December 31, 2006, and the related statements of income and member’s equity and cash flows for the year then ended, which report appears in the current report on Form 8-K dated December 20, 2007 of I-trax, Inc.

/s/ Weinstein & Anastasio, PC
Hamden, Connecticut
December 19, 2007